Exhibit 3.44

LIMITED LIABILITY COMPANY AGREEMENT

OF

VANTAGE DELAWARE HOLDINGS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Company Agreement (this “Agreement”) of Vantage Delaware Holdings, LLC, a Delaware limited liability company (the “Company”), is hereby adopted by Offshore Group Investment Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“OGIL”), the sole member of the Company, this 4th day of October, 2012, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended (the “DLLCA”), to govern the affairs of the Company and the conduct of its business.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants, rights and obligations set forth in this Agreement, and the benefits to be derived from them, OGIL agrees as follows:

1. Formation. The Company was formed on October 4, 2012, when its Certificate of Formation (“Certificate”) was filed by an “authorized person” (within the meaning of the DLLCA) with the Secretary of State of the State of Delaware pursuant to and in accordance with the DLLCA. The execution of the Certificate by such authorized person and the filing of the Certificate with the Secretary of State of the State of Delaware are hereby ratified, confirmed, and approved. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, such authorized person’s powers as an “authorized person” within the meaning of the DLLCA ceased.

2. Name. The name of the Company is “Vantage Delaware Holdings, LLC”, and all Company business must be conducted in that name or such other names that comply with applicable law.

3. Purpose. The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be organized under the DLLCA and which is not forbidden by the law of the jurisdiction in which the Company engages in that business.

4. Registered Office and Registered Agent. The registered office of the Company required by the DLLCA to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers (as hereinafter defined) may designate in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other person or persons as the Board of Managers may designate in the manner provided by law.

5. Foreign Qualification. Prior to conducting business in any other jurisdiction other than the State of Delaware, the Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

6. Principal Office. The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at such place as the Board of Managers may designate, which need not be in the State of Delaware. The Company may have such other offices as the Board of Managers may designate.

7. Member. Contemporaneously with the formation of the Company, OGIL shall be admitted as the sole member of the Company, owning all 1,000 Common Shares of the Company. As used in this Agreement, the term “Member” means OGIL, in its capacity as a member of the Company, and any person or entity hereafter admitted to the Company as a member, but such term does not include any person or entity who has ceased to be a member of the Company. When used in the lower case and except as the context otherwise requires, the term “member” has the meaning provided in the DLLCA. A Member shall not cease to be a member of the Company upon the occurrence of any event described in Section 18-304 of the DLLCA.

8. Common Shares. As used herein, the term “Common Share” shall mean an undivided fractional part of all of the limited liability company interests (as defined in the DLLCA) of the Company and shall include all rights, powers, and obligations possessed by the members of the Company under the DLLCA, the Certificate, and this Agreement. The Company is authorized to issue 1,000 Common Shares, all of which have been issued to the Member and shall be considered outstanding. Any person (as defined in the DLLCA) to whom a Common Share is transferred shall become and be admitted as a member of the Company with respect to such Common Share upon such transfer. A person shall cease to be a member of the Company when all of such person’s Common Shares have been transferred to another person.

9. Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient, or incidental to or for the furtherance of the purposes set forth in Section 3, including any and all powers set forth in the DLLCA.

10. Term. The Company’s existence shall be perpetual, unless it is dissolved sooner as a result of: (a) the written election of the Member, (b) the entry of a decree of judicial dissolution under Section 18-802 of the DLLCA, or (c) the occurrence of an event that causes there to be no members of the Company, unless the Company is continued in accordance with the DLLCA. No other event shall cause a dissolution of the Company.

11. Management. Subject to the provisions of the DLLCA and any limitations in this Agreement as to action to be authorized or approved by the Member, all management powers over the business and affairs of the Company shall be exclusively vested in a board of managers (the “Board of Managers” or “Board”). Collectively, the Board of Managers shall constitute the “managers” of the Company within the meaning of the DLLCA. The Board of Managers may delegate certain of its powers to officers (the “Officers”), who shall be agents of the Company. The Member, by virtue of its status as a member of the Company, shall not have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Managers and of the Officers shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Managers, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers. In addition to the powers that now or hereafter can be granted to managers under the DLLCA and to all other powers granted under any other provision of this Agreement, the Board of Managers (subject to Section 12 of this Agreement) and the Officers (subject to Section 14 of this Agreement and the direction of the Board of Managers) shall have full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

12. Board of Managers.

(a) Number, Qualifications and Term of Office. The number of members of the Board of Managers (each, a “Manager”) that shall constitute the whole Board of Managers shall initially be equal to one. The number of Managers which shall constitute the whole Board shall be fixed from time to time as determined by resolution of the Board adopted by a majority of the whole Board, but shall consist of not less than one member. The number of Managers of the whole Board shall be set forth in the notice of any meeting of members, except as provided in Section 12(b), and each Manager elected shall hold office until his successor shall be elected and shall qualify. Managers need not be residents of Delaware or members of the Company. The initial Manager shall be Paul A. Bragg.

(b) Vacancies, Additional Managers, and Removal From Office. If any vacancy occurs in the Board caused by death, resignation, retirement, disqualification, or removal from office of any Manager, or otherwise, or if any new directorship is created by an increase in the authorized number of Managers, a majority of the Managers then in office, through less than a quorum, or a sole remaining Manager, may choose a successor or fill the newly created directorship; and a Manager so chosen shall hold office until the next election and until his successor shall be duly elected and shall qualify, unless sooner displaced. Any Manager may be removed either for or without cause at any special meeting of Members duly called and held for such purpose.

(c) Resignation. A Manager may resign at any time upon written notice of resignation to the Company. Any resignation shall be effective immediately unless a certain effective date is specified therein, in which event it will be effective upon such date and acceptance of any resignation shall not be necessary to make it effective.

(d) Regular Meeting. A regular meeting of the Board of Managers is not required to be held each year. If a regular meeting is held, such regular meeting shall be held at such place and time as the Board of Managers may provide by resolution, within or without the State of Delaware, without other notice than such resolution.

(e) Special Meeting. A special meeting of the Board of Managers may be called by the President of the Company and shall be called by the Secretary on the written request of any Manager. The President so calling, or the Manager so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

(f) Notice of Special Meeting. Written notice of special meetings of the Board of Managers shall be given to each Manager at least 48 hours prior to the time of such meeting. Any Manager may waive notice of any meeting. The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting, except that notice shall be given of any proposed amendment to this Agreement if it is to be adopted at any special meeting or with respect to any other matter where notice is required by this Agreement.

(g) Quorum. A majority of the Board of Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers, and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers, except as may be otherwise specifically provided by this Agreement. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(h) Action Without Meeting. Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board of Managers, may be taken without a meeting, if all members of the Board of Managers consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes or proceedings of the Board of Managers. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(i) Compensation. Managers, as such, shall not be entitled to any stated compensation for their services unless voted by the Member or the Board of Managers; but by resolution of the Board of Managers, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Managers. No provision of this Agreement shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

13. Notice.

(a) Methods of Giving Notice. Whenever, under this Agreement, notice is required to be given to any Manager or Member, such notice may be given in writing and delivered personally or mailed to such Manager or Member; provided that in the case of a Manager or Member such notice may be given orally or by telephone. If mailed, notice to a Manager or Member shall be deemed to be given when deposited in the United States mail first class in a sealed envelope, with postage thereon prepaid, addressed, in the case of a Member, to the Member at the Member’s address as it appears on the records of the Company or, in the case of a Manager, to such person at his business address. Notice to Managers and Members may also be given by facsimile telecommunication. Notice may also be given to any Manager or Member by a form of electronic transmission.

(b) Written Waiver. Whenever any notice is required to be given under this Agreement, a waiver thereof in writing, signed by the person or persons entitled to said notice or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

14. Officers.

(a) Officers. The Officers of the Company shall be a President, one or more Vice Presidents, any one or more of which may be designated Executive Vice President or Senior Vice President, and a Secretary. The Board of Managers may appoint such other Officers and agents, including a Treasurer, Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers, in each case as the Board of Managers shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board. Any two or more offices may be held by the same person. None of the other Officers need be a Manager, and none of the Officers need be a member of the Company.

(b) Election and Term of Office. The Officers of the Company shall be elected annually by the Board of Managers. Each Officer shall hold office until his successor shall have been chosen and shall have qualified or until his death or the effective date of his resignation or removal.

(c) Removal and Resignation. Any Officer or agent elected or appointed by the Board of Managers may be removed without cause by the affirmative vote of a majority of the Board of Managers whenever, in its judgment, the best interests of the Company shall be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any Officer may resign at any time by giving written notice to the Company. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(d) Vacancies. Any vacancy occurring in any office of the Company by death, resignation, removal, or otherwise, may be filled by the Board of Managers for the unexpired portion of the term.

(e) Salaries. The salaries of all Officers and agents of the Company shall be fixed by the Board of Managers or pursuant to its direction; and no Officer shall be prevented from receiving such salary by reason of his also being a Manager.

(f) President. The President shall be the chief executive officer of the Company and, subject to the control of the Board of Managers, shall in general supervise and control the business and affairs of the Company. The President shall preside at all meetings of the Board of Managers. He shall have the power to appoint and remove subordinate Officers, agents and employees, except those elected or appointed by the Board of Managers. The President shall keep the Board of Managers fully informed and shall consult them concerning the business of the Company. He may sign with the Secretary or any other Officer of the

Company thereunto authorized by the Board of Managers, Common Shares and any deeds, bonds, mortgages, contracts, checks, notes, drafts, or other instruments that the Board of Managers has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by this Agreement or by the Board of Managers to some other Officer or agent of the Company, or shall be required by law to be otherwise executed. He shall vote, or give a proxy to any other Officer of the Company to vote, all shares of stock of any other corporation standing in the name of the Company and in general he shall perform all other duties normally incident to the office of President and such other duties as may be prescribed by the Member or the Board of Managers.

(g) Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, the Executive Vice President (or in the event there shall be no Vice President designated Executive Vice President, any Vice President designated by the Board) shall perform the duties and exercise the powers of the President. The Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President or the Board of Managers.

(h) Secretary. The Secretary shall (i) keep the minutes of the meetings; (ii) see that all notices are duly given in accordance with the provisions of this Agreement; (iii) be custodian of the Company records and of the seal of the Company, and see that the seal of the Company or a facsimile thereof is affixed to all documents, the execution of which on behalf of the Company under seal is duly authorized in accordance with the provisions of this Agreement; (iv) keep or cause to be kept a register of the post office address of each Member which shall be furnished by such Member; and (v) in general, perform all duties normally incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or the Board of Managers.

(i) Treasurer. If required by the Board of Managers, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Managers shall determine. He shall (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) receive and give receipts for moneys due and payable to the Company from any source whatsoever and deposit all such moneys in the name of the Company in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of Section 15(c) of this Agreement; (iii) prepare, or cause to be prepared, for submission at each regular meeting of the Board of Managers and at such other times as may be required by the Board of Managers or the President, a statement of financial condition of the Company in such detail as may be required; and (iv) in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or the Board of Managers.

(j) Assistant Secretary and Treasurer. The Assistant Secretaries and Assistant Treasurers shall, in general, perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Managers. The Assistant Secretaries and Assistant Treasurers shall, in the absence of the Secretary or Treasurer, respectively, perform all functions and duties which such absent Officers may delegate, but such delegation shall not relieve the absent Officer from the responsibilities and liabilities of his office. The Assistant Treasurers shall respectively, if required by the Board of Managers, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Managers shall determine.

15. Contracts, Checks and Deposits.

(a) Contracts. Subject to the provisions of Section 14(a), the Board of Managers may authorize any Officer, Officers, agent, or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

(b) Checks. All checks, demands, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Company, shall be signed by such Officer or Officers or such agent or agents of the Company, and in such manner, as shall be determined by the Board of Managers.

(c) Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies, or other depositories as the Board of Managers may select.

16. Contributions; Distributions.

(a) Contributions. The Member shall make capital contributions to the Company at such times and in such amounts as determined by the Member in the Member’s sole discretion. All capital contributions made by the Member to the Company shall be credited to the Member’s account.

(b) Distributions. The Company shall make distributions to the Member at such times and in such amounts as may be determined by the Board of Managers. Notwithstanding any other provision of this Agreement, neither the Company, nor the Board of Managers on behalf of the Company, shall make a distribution to the Member on account of its interest in the Company if such distribution would violate the DLLCA or other applicable law.

17. Exculpation. None of the Managers, the Member, nor any owner, officer, manager or employee of the Company, shall be liable, responsible or accountable in damages or otherwise to the Company for any action taken or failure to act (even if such action or failure to act constituted the negligence of a person, including the person for whom exculpation is sought hereunder) on behalf of the Company within the scope of the authority conferred on the person described in this Agreement or by law unless such act or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct. To the extent that, at law or in equity, any Manager, the Member, or any owner, officer, manager or employee of the Company have duties (including fiduciary duties) and liabilities relating to the company, any Manager, the Member or any owner, officer, manager or employee of the Company acting under this Agreement shall not be liable to the Company or the Member for their reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of any Manager, the Member or any owner, officer, manager or employee of the Company otherwise existing at law or in equity, are agreed to by the Member pursuant to the provisions of Section 18-1101 of the DLLCA to replace such other duties and liabilities of any Manager, the Member or any owner, officer, manager or employee of the Company.

18. Indemnification.

(a) Third Party Actions. The Company shall indemnify any Manager or Officer, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Manager, Officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) Actions by or in the Right of the Company. The Company shall indemnify any Manager or Officer and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Manager, Officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

(c) Mandatory Indemnification. To the extent that a Manager, Officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 18(a) and 18(b), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Determination of Conduct. The determination that a Manager, Officer, employee, or agent has met the applicable standard of conduct set forth in Sections 18(a) and 18(b) (unless indemnification is ordered by a court) shall be made (1) by the Board of

Managers by a majority vote of a quorum consisting of Managers who were not parties to such action, suit, or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested Managers so directs, by independent legal counsel in a written opinion, or (3) by the Member.

(e) Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Manager, Officer, employee, or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 18.

(f) Insurance. The Company may purchase and maintain (or reimburse a Member or its affiliates for the cost of) insurance, on behalf of any Manager, Officer, and such other persons as the Board of Managers shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of this Agreement.

(g) Indemnity Not Exclusive. The indemnification and advancement of expenses provided or granted hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, any other provision of this Agreement, other agreement, vote of the Member, or disinterested Managers or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(h) Definitions. For purposes of this Section 18:

(i) “the Company” shall include, in addition to the Company, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, and employees or agents, so that any person who is or was a manager, director, officer, employee, or agent of such constituent entity, or is or was serving at the request of such constituent entity as a manager, director, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Section 18 with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued;

(ii) “other enterprises” shall include employee benefit plans;

(iii) “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan;

(iv) “serving at the request of the Company” shall include any service as a Manager, Officer, employee, or agent of the Company that imposes duties on, or involves services by, such Manager, Officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and

(v) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 18.

(i) Continuation of Indemnity. The indemnification and advancement of expenses provided or granted hereunder shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Manager, Officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(j) Amendments. No amendment, modification, or repeal of this Section 18 or any provision hereof shall in any manner terminate, reduce, or impair the right of any past, present, or future indemnitee to be indemnified by the Company, nor the obligation of the Company to indemnify any such indemnitee under and in accordance with the provisions of this Section 18 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

(k) Application. THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS Section 18 ARE INTENDED TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT, OR OTHER CONDUCT.

19. Mergers and Exchanges. Subject to the requirements of the DLLCA, the Company may be a party to a merger, consolidation, conversion, or other transaction authorized by the DLLCA.

20. Amendments to this Agreement. The power to alter, amend, restate, or repeal this Agreement or to adopt a new limited liability company agreement is vested in the Member. This Agreement may be amended, modified, supplemented, or restated in any manner permitted by applicable law and approved by the Member.

21. Construction. Unless the context otherwise requires: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Sections refer to Sections of this Agreement; and (c) words used in the singular shall also denote the plural, and words used in the plural shall also denote the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Tax Matters. For so long as the Member is the only member of the Company, the Member intends for the Company to be disregarded as an entity separate from the Member for U.S. federal tax purposes and, where applicable, for all relevant state and local tax purposes and that the activities of the Company be deemed to be the activities of the Member for such tax purposes; provided, that the Company is not intended to be and shall not be disregarded as an entity for any purpose other than such tax purposes. All provisions of the Certificate and this Agreement are to be construed so as to preserve that tax status under those circumstances. At such time as the Company has more than one member that is recognized for U.S. federal tax purposes, appropriate adjustments shall be made to this Agreement to account for the formation of a partnership for U.S. federal tax purposes as well as for distributions, maintenance of capital accounts, and the allocation of profits and losses.

23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to principles of conflict of laws), all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, OGIL, intending to be bound hereby, has duly executed this Agreement as of October 4, 2012.

MEMBER:

Offshore Group Investment Limited

By:	/s/ Douglas G. Smith
Name:	Douglas G. Smith
Title:	Chief Financial Officer and Treasurer